Exhibit 10.14

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”), effective as of October 1, 2014 (the “Effective Date”), is by and between KURA ONCOLOGY, INC., a Delaware corporation (“Kura”), and ARAXES PHARMA LLC, a Delaware limited liability company (the “Company”).

WHEREAS, the Company desires to engage Kura to provide the Company various services and make available to the Company certain resources of Kura on the terms set forth herein.

NOW, THEREFORE, in consideration of the above promises and for other good and valid consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINED TERMS

1.1 “Company Confidential Information” shall mean (a) the Company Work Product and (b) any and all other data, information, technology, samples and specimens of the Company or its products, product concepts, technologies, businesses, financial, marketing, clinical or regulatory affairs, manufacturing processes and procedures, or those of any other third party, whether written, graphic or oral, and whether or not furnished to or obtained by Kura, either directly or indirectly, during the course of performing Services hereunder; but excluding, in any event, the Methodology Information and Kura Work Product. Kura shall be considered the receiving party with respect to all Company Confidential Information.

1.2 “Company Intellectual Property” shall have the meaning provided in Section 2.5(a).

1.3 “Company Work Product” shall mean any and all results (including data) and products (interim and/or final) of the Services performed by Kura or its subcontractors, consultants or agents, whether tangible or intangible, including, without limitation, each and every invention (whether or not patentable), discovery, design, drawing, protocol, process, technique, formula, trade secret, device, compound, substance, material, pharmaceutical, method, software program (including without limitation, object code, source code, flow charts, algorithms and related documentation), listing, routine, manual and specification, whether or not patentable or copyrightable, that are made, developed, perfected, designed, conceived or first reduced to practice by Kura, (or its subcontractors, consultants or agents), either solely or jointly with others, in the course of the Services. Notwithstanding the foregoing, Company Work Product shall specifically exclude Methodology Information.

1.4 “Confidential Information” shall mean the Kura Confidential Information or the Company’s Confidential Information, as applicable.

1.5 “Materials” shall mean any chemical or biological materials provided by the Company to Kura for use in the Services or procured by Kura specifically for use in the Services. For clarity, in the event a sequence or structure is provided in lieu of physical quantities, the term “Materials” will be deemed to include such sequences or structures and the physical material derived therefrom.

1.6 “Methodology Information” shall mean any methods or processes used or developed by or for Kura in or for the provision of Services, or in any documentation, records, raw data, materials (other than Materials), specimens, work product, concepts, information, inventions, improvements, designs, programs, formulas, know-how, or writings related thereto, except those methods and/or processes, if any, disclosed or provided by the Company to Kura as specified in writing and agreed to by Kura.

1.7 “Services” shall have the meaning provided in Section 2.1.

1.8 “Term” shall have the meaning provided in Section 2.6.

1.9 “Kura Confidential Information” shall mean (a) the Kura Work Product and (b) all data, information, technology, samples and specimens of Kura or any other person or entity with which Kura has a commercial relationship (other than the Company) or their respective products, technologies, businesses, financial, marketing, clinical or regulatory affairs, manufacturing processes and procedures, or those of any other third party from whom Kura receives information on a confidential basis, whether written, graphic or oral, furnished to or obtained by the Company, either directly or indirectly, during the course of receiving Services hereunder, including, without limitation, Methodology Information, but excluding the Company’s Work Product. The Company shall be considered the receiving party with respect to all Kura Confidential Information.

1.10 “Kura Intellectual Property” shall have the meaning provided in Section 2.5(a).

1.11 “Kura Key Team” shall mean the individuals as specified on Exhibit A hereto as amended from time to time and such other individuals as may be agreed to between Kura and the Company from time to time.

1.12 “Kura Work Product” shall mean any and all results (including data) and products (interim and/or final) of any activities or services performed by Kura on behalf of itself or any third party, other than in the course of performing the Services, whether tangible or intangible, including, without limitation, each and every invention (whether or not patentable), discovery, design, drawing, protocol, process, technique, formula, trade secret, device, compound, substance, material, pharmaceutical, method, software program (including without limitation, object code, source code, flow charts, algorithms and related documentation), listing, routine, manual and specification, whether or not patentable or copyrightable, and that are made, developed, perfected, designed, conceived or first reduced to practice by Kura, either solely or jointly with others, whether before, during or after the Term, including, without limitation, the Methodology Information.

ARTICLE 2

SERVICES

2.1 Services. Subject to the terms of this Agreement, for the Term determined pursuant to Section 2.6(a) hereof, Kura shall provide or cause to be provided to the Company such services, in the nature of those described on Exhibit A, as may reasonably be requested by the Company and reasonably approved by Kura from time to time following the date hereof (the “Services”).

2.2 Charges and Payment. As compensation for its services hereunder, Kura shall be entitled to receive from the Company, and the Company is obligated to pay fees to Kura, for the provision of the Services. The Company shall pay Kura for the Services in accordance with the provisions of Exhibit B attached hereto.

2.3 General Obligations; Standard of Care.

(a) Performance Requirements. Kura shall use commercially reasonable efforts to provide Services subject to the terms of this Agreement and in accordance with its policies, procedures and practices then in effect, and shall exercise substantially the same care and skill as it exercises in performing similar activities to the services for itself.

(b) Changes. The parties acknowledge that Kura may make changes from time to time in the manner of performing the Services. Such changes shall be made in consultation with the Company.

(c) Compliance. Kura agrees to perform the Services in accordance with the terms and conditions contained in this Agreement and in compliance with all applicable federal, state and local laws and regulations including without limitation, the U.S. Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et. seq.) as amended (“FCPA”). In furtherance of the foregoing, Kura shall conduct its activities hereunder in accordance with the guidelines set forth in Exhibit C (Compliance with Laws and the FCPA).

(d) Communication. On a regular basis during the Term, the parties shall conduct meetings, either in person or by telephone or video conference, to discuss the progress and results of the Services.

(e) Services by Kura Key Team. It is the present intention of Kura that substantially all of the Services will be provided and/or overseen by members of the Kura Key Team, as agreed from time to time.

(f) Subcontracting. Kura may subcontract Services to third parties provided that Kura will ensure that it enters into an agreement with each subcontractor that, at a minimum, provides for ownership and allocation of intellectual property rights and for obligations of confidentiality of information that are consistent with the intent and terms of this Agreement. Kura will remain liable to Company for the performance of any of its obligations hereunder that it delegates to a subcontractor.

2.4 Confidentiality.

(a) Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Term of this Agreement and thereafter, the receiving party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information of the other party. Each party may use the other party’s Confidential Information only to the extent required to accomplish the purposes of this Agreement, consistent with any restrictions on the use of Confidential Information received from a third party and communicated by the party disclosing such Confidential Information (“Third Party Restrictions”). To the extent that any Third Party Restrictions exceed the restrictions on the use of Confidential Information set forth in this Agreement, the parties each hereby agree to be bound by such Third Party Restrictions. The parties agree and acknowledge that certain Confidential Information may be required for submission to the U.S. Food and Drug Administration and/or federal or state regulatory bodies. The parties acknowledge and agree that such submissions, to the extent required by applicable law, shall not constitute a violation of the terms of this Agreement if permitted under any applicable agreement with a third party from whom the disclosing party obtained the Confidential Information. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of such Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of such Confidential Information.

(b) Limitations. Confidential Information shall not include any information that the receiving party can prove by competent evidence: (i) was already known to the receiving party without any obligations of confidentiality prior to receipt from the other party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party; (iii) became generally available to the public or otherwise part of the public domain after its disclosure, other than through any act or omission of the receiving party in breach of any obligation of confidentiality; (iv) was disclosed to the receiving party, other than under an obligation of confidentiality, by a third party who had no obligation not to disclose such information to others; or (v) was independently discovered or developed by the receiving party without the use of Confidential Information; provided, however, that any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions solely because certain individual features are published or available to the general public or in the rightful possession of a party unless the combination as a whole falls within any of the above exceptions.

(c) Authorized Disclosure. Notwithstanding Section 2.4(a), a party may disclose Confidential Information of the other party, without violating the obligations of this Agreement, to the extent the disclosure is required by a valid order of a court or other governmental body having jurisdiction, provided that such party gives reasonable prior written notice to the other party of such required disclosure and makes a reasonable effort to obtain, or to assist the other party in obtaining, a protective order preventing or limiting the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation requires, or for which the order was issued.

(d) Use of Name/Publicity. Neither party shall use the other party’s name in connection with any publication or promotion without the other party’s written consent, except as required by federal, state or local laws, rules and regulations. Neither party shall disclose the specific content or terms of this Agreement without the prior written consent of the other party.

2.5 Intellectual Property Rights

(a) Ownership. The Company shall own all right, title and interest in and to all Materials and Company Work Product, including, without limitation, all patent, copyright or other intellectual property rights therein, that is conceived or first reduced to practice by Kura, or its subcontractors, consultants or agents, either solely or jointly with others, in the course of performing the Services (collectively, the “Company Intellectual Property”), and neither this Agreement, nor the provision of the Services hereunder, shall give Kura any right, title or interest in or to any Company Intellectual Property except as provided in the following sentence. The Company hereby grants to Kura a non-exclusive, worldwide, fully-paid, royalty-free license, without the right to sublicense, under the Company Intellectual Property solely as necessary or appropriate to perform Services under this Agreement during the Term. Kura shall retain all right, title and interest in and to any and all Methodology Information and Kura Work Product, including, without limitation, all patent, copyright or other intellectual property rights therein (collectively, the “Kura Intellectual Property”), and neither this Agreement, nor the provision of the Services hereunder, shall give the Company any right, title or interest in or to any Kura Intellectual Property except as provided in the following sentence. In the event that in the performance of the Services, Kura utilizes Kura Intellectual Property, Kura hereby grants to the Company a non-exclusive, worldwide, fully-paid, royalty-free license, without the right to sublicense, under such Kura Intellectual Property solely as necessary for the Company or its affiliates or licensees (other than Kura) to develop, make, have made, use, sell, offer to sell and import products.

(b) Assignment; Assistance. Kura hereby assigns all of Kura’s right, title and interest in and to any Company Intellectual Property to the Company without royalty or any other consideration and agrees to execute all applications, assignments or other instruments reasonably requested by the Company in order for the Company to establish its ownership of such Company Intellectual Property and to obtain whatever protection for such Company Intellectual Property, including copyright and patent rights in any and all countries designated by the Company on such Company Intellectual Property as the Company shall determine. Kura agrees to assist the Company, or its designee, in every reasonable way (but at the Company’s expense) to secure the Company’s rights in Company Intellectual Property and any copyrights, patents or other intellectual property rights relating to all Company Intellectual Property in any and all countries designated by the Company, including the disclosure to the Company of all pertinent information and data with respect to all Company Intellectual Property, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Company Intellectual Property. Kura also agrees that its obligation to execute or cause to be executed any such instrument or papers shall continue after the expiration or termination of this Agreement. Kura agrees that, if the Company is unable because of Kura’s unavailability, dissolution, or otherwise, to secure Kura’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or copyright registrations covering the Company Intellectual Property assigned to the Company herein, then, until such time Kura becomes available it hereby designates and appoints the Company and its duly authorized officers and agents as Kura’s agent and attorney-in-fact, to act for and on Kura’s behalf to execute and file any such applications and to do all other lawfully permitted acts only to further the prosecution and issuance of patents and copyright registrations with the same legal force and effect as if executed by Kura.

(c) Protection of Privileged Advice Shared for Common Interest. For the avoidance of doubt, any opinions or other advice of any qualified legal personnel (whether a patent attorney or other counsel) representing a party hereunder communicated to the other party or both parties, directly by such legal personnel or indirectly such as through a patent liaison for common interest purposes contemplated hereunder, shall be held in strict confidence to protect the privileged nature thereof, and not disclosed to any Third Party without the prior written consent of both parties, each under the advice of its respective legal counsel.

2.6 Term; Termination.

(a) Term. This Agreement shall be in effect from the Effective Date until December 31, 2015 (the “Initial Term”) and shall be renewed automatically thereafter for additional consecutive periods of one (1) year each (each a “Renewal Term”) unless either party gives notice to the other party of its intention to terminate at least thirty (30) days prior to the expiration of the Initial Term or then-current Renewal Term, as applicable (the Initial Term and all Renewal Terms, collectively, the “Term”).

(b) Election to Terminate. The Company may terminate this Agreement either with respect to all, or with respect to any one or more, of the Services provided hereunder (including, without limitation, terminating the provision of Services by any member or members of the Kura Key Team) at any time and from time to time, for any reason or no reason, by giving written notice to Kura at least thirty (30) days prior to the date of such termination. Kura may terminate this Agreement either with respect to all, or with respect to any one or more, of the Services provided hereunder at any time and from time to time, for any reason or no reason, by giving written notice to the Company at least thirty (30) days prior to the date of such termination. In addition, the parties may at any time agree in writing to terminate this Agreement with respect to some or all of the Services, effective immediately or as indicated in such writing. In the event of any termination with respect to one or more, but less than all, Services, this Agreement shall continue in full force and effect with respect to any Services not terminated hereby.

(c) Payment Upon Early Termination. In the event of termination of this Agreement or any Services hereunder, Kura shall be paid for all work completed through the date of termination in accordance with this Agreement, including reasonable and documented out-of-pocket expenses and any non-cancelable commitments incurred by Kura in accordance with this Agreement. Kura shall refund to the Company any prepaid amounts not earned by Kura prior to the date of such termination, including as set forth in Section 2.2 hereof.

(d) Survival Upon Termination. Expiration or termination of this Agreement will not relieve either party of any obligation accruing prior to such expiration or termination. Article 1, Sections 2.2, 2.4, 2.5, 2.6(c), 2.6(d), 3.4 and 3.5, and Articles 4 and 5 will survive expiration or termination of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES; DISCLAIMER; LIMITATION OF LIABILITY.

3.1 Mutual Representations and Warranties. Each party represents and warrants to the other that: (a) it has full power and authority to enter into this Agreement and to perform its obligations hereunder; (b) this Agreement is legally binding upon it, enforceable against it in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and (c) such party is not under any pre-existing obligation inconsistent with the provisions of this Agreement.

3.2 Kura Representations and Warranties. Kura hereby represents and warrants to the Company that:

(a) the Services shall be performed by qualified personnel in a good, timely, efficient and professional manner;

(b) Kura shall perform the Services in compliance with all applicable laws, rules and regulations, including but not limited to the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder. The parties acknowledge and agree that Kura does not warrant or represent that the results of the Services will be acceptable to any regulatory agency to which they are presented nor that the Company will be able to market or otherwise exploit any Company Work Product; and

(c) neither Kura nor any Kura contractors or personnel performing Services under this Agreement have been: (i) debarred, or proposed to be debarred under Section 306(a) or 306(b) of the United States Federal Food, Drug and Cosmetic Act, as amended from time to time, and the rules, regulations and guidelines promulgated thereunder, or under 42 U.S.C. Section 1320-7; (ii) sanctioned by, suspended, debarred, excluded or otherwise ineligible to participate in any federal or state health care program, including Medicare and Medicaid or in any federal procurement or non-procurement programs; or (iii) charged with or convicted of any felony or misdemeanor under 42 U.S.C. Section 1320a-7(a) or 42 U.S.C. Section 1320a-7(b)(1)-(3), or otherwise proposed for exclusion. Kura will promptly inform the Company, but in no event later than four (4) Business Days, if Kura becomes aware that its or any of its subcontractors, or any employee of Kura or any of its subcontractors, in each case performing any Services related to development activities or in support of the marketing authorizations, is not in compliance with any of the criteria set forth in this Section 3.2(c) on or after the Effective Date.

3.3 Company Representations and Warranties. The Company hereby represents and warrants to Kura that:

(a) to the extent this Agreement provides for the Company to provide Kura with any Materials, the Company has the right to provide such Materials to Kura for use as contemplated by this Agreement; and

(b) to the Company’s knowledge, the use of such Materials as contemplated by this Agreement will not infringe the intellectual property rights of any third party.

3.4 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, KURA MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY, SUITABILITY OR ADEQUACY OF THE SERVICES FOR ANY PURPOSE OR USE.

3.5 Limitation of Liability. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT; provided, however, that this Section 3.5 shall not apply to any breaches of Section 2.4 or be construed to limit either party’s indemnification obligations under Article 4.

ARTICLE 4

INDEMNIFICATION.

4.1 By the Company. The Company hereby agrees to save, defend, indemnify and hold harmless Kura, its affiliates (other than the Company) and their respective officers, directors, employees, consultants and agents (each, a “Kura Party”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which any Kura Party may become subject as a result of any claim, demand, action or other proceeding by any third party to the extent such Losses arise directly or indirectly out of (a) the performance of the Services, (b) the development, manufacture, use, handling, storage, sale or other disposition of any product by the Company, or (c) the gross negligence or willful misconduct of any Company Party (as defined below) or the breach by the Company of any warranty, representation, covenant or agreement made by the Company in this Agreement, except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Kura Party or the breach by Kura of any warranty, representation, covenant or agreement made by Kura in this Agreement.

4.2 By Kura. Kura hereby agrees to save, defend, indemnify and hold harmless the Company, its affiliates and their respective officers, directors, employees, consultants and agents (each, a “Company Party”) from and against any and all Losses to which any Company Party may become subject as a result of any claim, demand, action or other proceeding by any third party to the extent such Losses arise directly or indirectly out of the gross negligence or willful misconduct of any Kura Party or the breach by Kura of any warranty, representation, covenant or agreement made by Kura in this Agreement, except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Company Party or the breach by the Company of any warranty, representation, covenant or agreement made by the Company in this Agreement.

4.3 Control of Defense. In the event a party seeks indemnification under Section 4.1 or Section 4.2, it shall inform the other party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration with no admission of fault), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim.

4.4 Liability Insurance. Each party agrees to maintain during the Term usual and customary liability, workers compensation and errors and omissions insurance in amounts consistent with industry standards and to provide a certificate of insurance evidencing such coverage to the other party upon request.

ARTICLE 5

MISCELLANEOUS

5.1 Taxes. Kura will pay any and all taxes levied on account of any payments made to it under this Agreement.

5.2 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship of independent contractor nor be deemed to vest any rights, interest or claims in any third parties.

5.3 Integration. This Agreement (including the Exhibits hereto) contains the complete, final and exclusive agreement of the parties relating to the subject matter hereof, and supersedes all prior and contemporaneous oral and written agreements or arrangements between the parties. To the extent this Agreement conflicts with any other agreements, written or oral, between the parties, this Agreement controls.

5.4 Modification and Amendment. This Agreement may be modified or amended only by a writing signed by both parties.

5.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to contracts entered into entirely in California by California residents.

5.6 No Implied Licenses. No right or license is granted under this Agreement by either party to the other, either expressly or by implication, except those specifically set forth herein.

5.7 Severability. If any provision of this Agreement should be held invalid or unenforceable, the remaining provisions shall be unaffected and shall remain in full force and effect, to the extent consistent with the intent of the parties as evidenced by this Agreement as a whole.

5.8 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that the Company may assign this Agreement and its rights and obligations hereunder without Kura’s consent in connection with the transfer or sale of all or substantially all of the Company’s business to which this Agreement relates to a third party, whether by merger, sale of stock, sale of assets or otherwise. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

5.9 Headings. Section headings are for convenience of reference only and shall not be considered in the interpretation of this Agreement.

5.10 Force Majeure. In the event of a delay caused by inclement weather, fire, flood, strike or other labor dispute, act of God, act of governmental officials or agencies, or any other cause beyond the control of the parties, the party or parties so affected shall be excused from performance hereunder for the period of time attributable to such delay, which may extend beyond the time lost due to one or more of the causes mentioned above. In the event of any such delay, the parties may, in their sole discretion, amend this Agreement, as appropriate, by mutual written agreement.

5.11 Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.

If to Kura:	Kura Oncology, Inc.
11119 N. Torrey Pines Road, Suite 125
La Jolla, CA 92037

If to the Company:	Araxes Pharma LLC
11119 N. Torrey Pines Road, Suite 125
La Jolla, CA 92037

All notices under this Agreement shall be deemed made upon receipt by the addressee as evidenced by the applicable written receipt or, in the case of a facsimile, as evidenced by the confirmation of transmission.

5.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

5.13 Non-Waiver. No failure or delay of one of the parties to insist upon strict performance of any of its rights or powers under this Agreement shall operate as a waiver thereof, nor shall any other single or partial exercise of such right or power preclude any other further exercise of any rights or remedies provided by law.

5.14 Waiver of Conflicts. Each party to this Agreement acknowledges that Cooley LLP (“Cooley”), special counsel to Kura with respect to this Agreement, has in the past represented and is now representing and may in the future represent the Company in matters unrelated to the transactions contemplated by this Agreement (the “Services Agreement”), including representation of the Company in matters of a similar nature to the Services Agreement. The applicable rules of professional conduct require that Cooley inform the parties hereunder of this representation and obtain their consent. Kura and the Company hereby (a) acknowledge that they are entitled to seek independent legal advice regarding the provisions of this paragraph and the granting of the consent provided for herein, (b) acknowledge that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, (c) acknowledge that with respect to the Services Agreement, Cooley has represented solely Kura and not the Company or any stockholder, director or employee of the Company and (d) give their informed consent to Cooley’s representation as special counsel to Kura in connection with the Services Agreement.

5.15 Waiver of Corporate Opportunity. In the event that one of the parties to this Agreement or any director, officer, employee or representative of such party (the “Primary Party”) acquires knowledge of a potential transaction or other matter (including, but not limited to, any compounds or other assets or the opportunity to acquire interests thereof) and that may be an opportunity of interest (a “Corporate Opportunity”) for the other party to this Agreement (the “Other Party”), then the Other Party (i) renounces any expectancy that the Primary Party offer an opportunity to participate in such Corporate Opportunity to the Other Party and (ii) to the fullest extent permitted by law, waives any claim that such opportunity constituted a Corporate Opportunity that should have been presented by the Primary Party to the Other Party or any of its affiliates.

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IN WITNESS WHEREOF, the parties have executed this Services Agreement effective as of the date first above written.

KURA ONCOLOGY, INC.

By:	/s/ Troy Wilson
Name:	Troy Wilson
Title:	President & CEO

ARAXES PHARMA LLC

By:	/s/ Heidi Henson
Name:	Heidi Henson
Title:	CFO

EXHIBIT A

SERVICES

1. For purposes of this Agreement, the “Kura Key Team” shall mean the individuals listed on Schedule 1 to this Exhibit A, as may be modified by Kura from time to time in consultation with the Company. Subject to the provisions of Section 2 of the Agreement, Kura shall use commercially reasonable efforts to provide, among others, the following Services as may be requested from time to time by the Company:

A.	Management Services.

(i)	Executive Management Services. Kura shall make available to the Company appropriate executive-level personnel to assume and perform substantially all of the day-to-day operational and executive management responsibilities and functions related to the Company’s business, as well as provide long-term strategic planning advice and assistance to the Company.

(ii)	General Administrative Services. Kura shall provide general administrative services required in the ordinary course of the Company’s business which shall include, but is not limited to: (i) bookkeeping and accounting services, including the maintenance of books and records of the Company’s financial operations in accordance with U.S. generally accepted accounting principles; (ii) reasonable management information services to the Company, including coordination of network services and database management services, information technology planning services and procurement of general hardware and software; (iii) legal services and (iv) human resources management and support.

(iii)	Financial and Tax Related Services. Kura shall provide to the Company the following financial services: (i) banking services administration, including bank account administration, loan administration and arrangement of letters of credit; (ii) financial management and information services, including centralized cash management, leasing and financial analysis and (iii) tax services, including assisting the Company in the preparation of applicable income tax returns, tax research and planning and assistance on tax audits or other tax-related controversies.

(iv)	Development of Intellectual Property. Kura shall assist with the development of the Company’s business and intellectual property including without limitation: (i) the prosecution and maintenance of intellectual property and (ii) the formulation and execution of non-clinical and clinical development plans as agreed upon from time to time between Kura and the Company, but excluding Collaboration Services (as defined below).

The Services described in clauses (i) through (iv) above are collectively referred to as “Management Services”.

B.	Collaboration Services. Kura shall provide to the Company research and development services in support of the Collaboration, Option and License Agreement between the Company and Janssen Biotech, Inc., dated February 25, 2013, as mutually agreed between the parties (“Collaboration Services”).

C.	Other. Kura shall provide such other Services as mutually agreed between Kura and the Company (“Other Services”).

2

Schedule 1

Kura Key Team

(as may be modified by Kura from time to time

in consultation with the Company)

Updated as of December 8, 2014

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3	***Confidential Treatment Requested

EXHIBIT B

SERVICES FEES

1.	In consideration for the Services provided, the Company shall pay to Kura the following, subject to adjustment pursuant to Section 2 below:

A.	For Management Services, the Company shall pay a monthly fee of $100,000.

B.	For Collaboration Services, the Company shall pay Kura an amount equal to the number of FTEs (as defined below) actually expended by Kura in the course of performing Collaboration Services during the term of this Agreement, multiplied by three hundred fifty thousand U.S. dollars ($350,000), increased annually by the percentage increase in the Consumer Price Index—Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index) in the United States (“CPI”) as of December 31 of the then most recently ended calendar year over the level of the CPI on December 31, 2013 (i.e., the first such increase would occur on January 1, 2014). For the purposes of this Agreement, “FTE” means the equivalent of […***…] over a twelve (12)-month period […***…], which equals […***…] per year of work in performing Collaboration Services. Kura will invoice the Company for Collaboration Services on a calendar quarter basis and will include with each invoice the number of FTEs engaged in performing Collaboration Services during the applicable quarter.

C.	If the Company and Kura agree to the provision of any Other Services, the parties will mutually agree to a reasonable fee for such Services at such time.

D.	In addition, the Company shall reimburse Kura for its actual expenses as reasonably incurred by Kura or its employees, officers, directors, agents and/or consultants in the course of performing Services. For Collaboration Services, the Company shall reimburse Kura for direct expenses paid or payable to any Third Parties by Kura that are incurred for services and materials in the course of performing Collaboration Services, and for the avoidance of doubt, do not include capital expenditures.

2.	The fees for the Services set forth in Section 1 above shall be subject to the following:

A.	The parties acknowledge that the fees payable for the Management Services set forth in Section 1 above have been set by reference to the costs expected to be incurred by Kura in the provision of Management Services to the Company, as calculated in accordance with generally accepted accounting principles (the “GAAP Costs”), plus a reasonable mark-up. Such charges shall be reviewed from time to time pursuant to this Section 2 to ensure they remain consistent with this

*** Confidential Treatment Registered

standard and generally reflect comparable dealings between unrelated parties as discussed in IRC Regulation §1.482.

B.	The GAAP Costs shall include directly related salaries and expenses incurred, reasonably allocated indirect salaries and any other reasonably allocated indirect costs incurred by Kura in providing the Management Services under this Agreement.

C.	The Service fees shall be payable in U.S. dollars (unless mutually agreed by the parties) and shall be subject to all applicable government regulations and rulings.

D.	Kura shall provide the Company with documentation which may be required by the revenue authorities to support the fact that the Services fees represent arm’s length remuneration for the benefits derived from the Services provided to the Company in that particular year.

E.	If at any time the amount paid under this Agreement for the Services is subsequently adjusted by a tax administration for the purposes of calculating the income tax liability of either party, the parties agree that the amount of the adjustment shall be payable and receivable by either party, as the case may be, within 90 days of the issue date of the tax assessment under which the adjustment arises.

3.	All payments hereunder shall be made in cash or by offset against any indebtedness owing to the Company by Kura. Kura shall invoice the Company at least quarterly for services provided during the previous quarter, together with the amount of reimbursable costs and expenses incurred by Kura on behalf of the Company pursuant to Section 2.2 of the Agreement prior to such invoice. The Company agrees to pay all amounts due to Kura arising under this Agreement promptly upon receipt of any such invoice. The parties to this Agreement agree to discuss in good faith on a semi-annual basis during the term of this Agreement the necessity or desirability of adjusting the fees set forth in this Exhibit B.

4.

The Company understands and acknowledges that Kura must reasonably allocate its staff resources among all of the companies to which Kura provides services. Notwithstanding any other provision of this Agreement, Kura may at any time, without notice or liability, change or eliminate the persons who provide the Services to the Company on behalf of Kura pursuant to this Agreement, provided that the Services continue to be provided to the Company on substantially the same levels as provided prior to such change or elimination. The Company expressly acknowledges that Kura is engaged in the business of providing drug development services to multiple companies and providing management, scientific, business development, financial and other operational services to those companies and that neither Kura nor any other company to which Kura provides services shall have any exclusivity or similar obligation to the Company, including without limitation any corporate opportunity obligation or any obligation to disclose or make available to the Company any information, potential transaction or other matter of

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which any such Kura Party becomes aware otherwise than solely in the course of performing Services under this Agreement on behalf of the Company.

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EXHIBIT C

Compliance with Laws and the FCPA

1.1.	Kura shall become familiar with the FCPA, its prohibitions and purposes, and shall not undertake any actions that may violate the FCPA. Accordingly, Kura hereby agrees that:

(i)	no person shall be employed by it who is an official or employee of any government or any department, agency or instrumentality thereof (including, but not limited to, any health or medical providers owned or controlled by the government);

(ii)	no payment or offer to pay, or the giving or offering to give, anything of value to an official or employee of any department, agency or instrumentality thereof (including, but not limited to, any health or medical providers owned or controlled by the government), or to any political party or any candidate for political office, shall be made with the purpose of influencing any decisions favorable to either Party or its Affiliates in contravention of the FCPA or the laws of the country in which it is providing work;

(iii)	it not pay, nor offer or agree to pay, nor caused to be paid, directly or indirectly, any political contributions, fees or commissions to any governmental employee or representative (including, but not limited to, any employee of any health or medical provider owned or controlled by the government) that could cause a violation of the FCPA;

(iv)	it will not, directly or indirectly, in connection with the Agreement and the business resulting therefrom, offer, pay, promise to pay, or authorize the giving of money or anything of value to any governmental official or representative, to any political party or official thereof, or to any candidate for political office, or to any person, while knowing or being aware of the probability that all or any portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any government official, to any political party or official thereof, or to any candidate to political office, for the purpose of:

a.	influencing any act or decisions of such official, political party, party official, or candidate in its official capacity, including a decision to fail to perform official functions; or

b.	inducing such official, political party, party official, or candidate to use influence with the government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist either Party in obtaining or retaining business for or with, or directing business to, any third party.

(v)	Kura will immediately notify the Company if it becomes aware of any apparent violation of the FCPA in connection with its activities hereunder.

1.2.	Kura shall provide the Company and its agents and representatives (collectively, “Agents”), as well as any regulatory authorities having regulatory oversight of Kura, with access to its facilities, records (financial and otherwise), and supporting documentation as may be requested by any Agents in order to document or verify compliance with the provisions of this Exhibit. Kura acknowledges that the provisions of this Exhibit granting the Company certain audit rights shall in no way relieve Kura of any of its obligations under the Agreement, nor shall such provisions require the Company to conduct any such audits.

1.3.	Kura shall maintain true and accurate records necessary to demonstrate compliance with this Agreement (including the requirements of this Exhibit).

1.4.	If Kura fails to comply with any of the provisions of this Exhibit (irrespective of the size, nature or materiality of such violation), such failure may be treated by the Company as a material breach.

1.5.	Notwithstanding anything to the contrary in the Agreement, each Party may disclose its terms and conditions (including any financial terms) to any government authority that it determines in good faith has a legitimate need for access to such information (including, but not limited to, any governmental authorities in the U.S. or those in the country where research is being provided).

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